Exhibit 99.2

     Quovadx Appoints Harvey A. Wagner Chief Executive Officer;
         Company Formalizes Appointment of Current Acting CEO


    ENGLEWOOD, Colo.--(BUSINESS WIRE)--Oct. 11, 2004--Quovadx, Inc. (Nasdaq:QVDX), a global software and vertical solutions company, today announced that its board of directors has elected Harvey A. Wagner as president and CEO of the company. Wagner, 63, has been serving as acting president and CEO for Quovadx since May 1, 2004. Prior to joining Quovadx, he served as the executive vice president and chief financial officer of Mirant Corporation. He presently sits on the boards of Cree, Inc. and Proficient Systems, Inc. Wagner's role was made permanent effective October 8, 2004.
    On behalf of the Quovadx Board of Directors, Chairman Jeffrey Krauss said, "The board is pleased to formalize the appointment of Harvey A. Wagner as president and CEO of Quovadx. Harvey has a track-record of outstanding business leadership in high technology and software firms and has, in his short time as acting CEO of Quovadx, led the company through a difficult transition period. Wagner brings more than 35 years of experience in technology companies to Quovadx. The board is confident that Harvey has the right combination of operational discipline, decisiveness, and leadership skills needed to move Quovadx forward. He brings a wealth of experience and a commitment to a 'customer-first' approach in business to Quovadx -- both of which we believe will help guide the company to the top of its industry."
    "Quovadx has a strong customer base and dedicated, talented employees -- all of whom have shown loyalty and trust in the company through challenging circumstances. Over the past several months, I have carefully evaluated market opportunities, products and services and our ability to effectively compete in the industries we serve, and I am confident in the future of our business," said Wagner. "I am proud and excited to lead Quovadx and to uphold the standards of excellence and integrity that our company and our customers deserve."
    In his five months with Quovadx, Wagner has met extensively with customers to assure them that quality products and premier service are the company's top priorities. Wagner also led a thorough review of past accounting practices, built the company's cash balance from $10 million to over $18 million, and instituted a number of organizational and process changes to better serve customers and guard against future accounting irregularities.
    Wagner joined the Quovadx board of directors on April 12, 2004 and was appointed acting president and chief executive officer effective May 1, 2004. With experience spanning both Fortune 500 organizations and emerging, multi-national companies, Wagner has served as CFO for four New York Stock Exchange and two Nadsaq-listed companies in the software, computer hardware, energy and telecommunications industries. He has a track record of improving profitability, managing growth and implementing strategic business planning.
    The company also announced plans to appoint a permanent CFO, to be selected by Wagner, in the next 60-90 days. The selection process will begin immediately.

    About Quovadx, Inc.

    Quovadx, Inc. (Nasdaq:QVDX), a global software and services firm based in Englewood, Colorado, has helped more than 20,000 enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx is comprised of three divisions, the Rogue Wave Software division, which provides reusable software components and services that facilitate application development, the Integration Solutions division, which offers vertically specific solutions to improve processes and leverage existing technology systems and the CareScience division, which provides care management services and analytical solutions to hospitals and health systems and is a pioneer in community-wide clinical data exchange. Quovadx serves companies in healthcare, financial services, telecommunications and the public sector. Quovadx operates internationally with more than 450 employees. For more information, please visit http://www.quovadx.com.


    CONTACT: Quovadx, Inc.
             INVESTOR CONTACT:
             Larry Thede, 720-554-1346
             larry.thede@quovadx.com
             or
             MEDIA CONTACT:
             Andrea Lashnits, 720-554-1246
             andrea.lashnits@quovadx.com